Pricing Supplement No. 186L, dated June 19, 2007 (To Prospectus dated April 5, 2005 and Prospectus Supplement dated April 12, 2005)	Rule 424(b)(5) File No. 333-117775 CUSIP No. 46623E HH5

JPMORGAN CHASE & CO.

FIXED RATE - FLOATING RATE NOTE
[X]	Senior Medium-Term Notes, Series C Due From Nine Months to Thirty Years from Date of Issue
[ ]	Subordinated Medium Term Notes, Series A Due From Nine Months to Thirty Years from Date of Issue
Principal Amount: Issue Price: Commission or Discount: Proceeds to Company:	$2,875,000,000 100% $4,312,500 $2,870,687,500
Underwriters	Principal Amount To be Purchased
J.P. MORGAN SECURITIES INC.	$2,817,500,000
JACKSON SECURITIES, LLC	28,750,000
LOOP CAPITAL MARKETS, LLC	14,375,000
M.R. BEAL & COMPANY	14,375,000
TOTAL	$2,875,000,000
Underwriters' Capacity: if as principal	[ ] As agent	[X] As principal

[ ]	The Notes are being offered at varying prices relating to prevailing market prices at the time of sale. SEE BELOW.
[ X ]	The Notes are being offered at a fixed initial public offering price equal to the Issue Price (as a percentage of Principal Amount).

Issue Date:	June 22, 2007
Stated Maturity:	June 22, 2010, or if that day is not a business day, the immediately preceding business day.

Form:   [X]   Book-entry   [_]  Certificated

Currency:   U.S. Dollars

The notes will bear interest at a fixed rate from June 22, 2007, up to, but excluding, June 20, 2008, and at a floating rate thereafter.

Fixed Rate Terms
Fixed Rate Period:	June 22, 2007, to, but excluding, June 20, 2008

Interest Rate:	5.50%

Daycount Convention:	Act/360

Interest Payment Date:	June 20, 2008

Floating Rate Terms
Floating Rate Period:	June 20, 2008 to, but excluding, maturity

Benchmark:	3-month LIBOR

Designated LIBOR Page:	Reuters Screen LIBOR01

Spread to Benchmark:	+3 basis points

Daycount Convention:	Act/ 360

Interest Reset Dates:	Quarterly, on the 22nd day or next business day, via modified following business day convention of each March, June September and December, commencing September 22, 2008.

Interest Payment Dates:	Quarterly, on the 22nd day or next business day, via modified following business day convention of each March, June, September and December, commencing September 22, 2008, and at maturity